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                                                                   EXHIBIT 99.19

                                FIFTH AMENDMENT
                                    TO THE
                             MAGMA COPPER COMPANY
                 SPECIAL EXECUTIVE DEFERRED COMPENSATION PLAN

  On January 9, 1990, Magma Copper Company (the "Company") adopted the MAGMA COPPER COMPANY SPECIAL EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan"). The Plan was subsequently amended and restated on September 4, 1990. On December 14, 1990, the Plan was again amended and restated to make changes requested by the Internal Revenue Service. The Plan was again amended and restated to make changes requested by the Internal Revenue Service. The Plan was thereafter amended by the First Amendment on January 1, 1991, the Second Amendment on October , 1995. By this instrument, the Company desires to further amend the Plan.

  1. This Fifth Amendment shall amend only those provisions specifically mentioned herein, and those provisions not so mentioned shall remain in full force and effect.

  2. The following two paragraphs are hereby inserted at the end of Article Five to be the final two paragraphs thereof.

    A Participant who holds stock options which could not be exercised as of November 30, 1995, and who may receive an amount in exchange for the cancellation of such options pursuant to the terms of the certain Merger Agreement dated November 30, 1995, providing for the merger of the Company into a subsidiary of The Broken Hill Proprietary Company Limited or its affiliate may elect to defer all or any portion of such amount by execution of a Deferred Compensation Agreement with regard to such amount prior to the commencement of a tender offer for the Company's stock pursuant to such Merger Agreement. No additional contribution shall be credited by the Company on account of such deferral.

    The amount considered as base pay or compensation for the purposes of this Article Five shall include amounts contributed by the Company pursuant to a salary reduction agreement that are not includable in gross income of the Participant by reason of Section 125 of the Code.

Dated:__________________, 1995            MAGMA COPPER COMPANY

                                          By:
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                                          Title:
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